Exhibit 99.(a)(1)(H)

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Grant Date	Option Number	Exercise Price Per Share	Total Number of Exercisable Shares	Number of Option Shares Eligible for Tender Offer Amendment	Measurement Date	Fair Market Value of VeriSign Class A Common Stock on Measurement Date	Amend Entire Eligible Portion?
Dec 10, 2003	4	$3.45	750	600	Dec 12, 2003	$4.15
Dec 10, 2004	5	$3.45	750	550	Dec 12, 2004	$4.15
Dec 10, 2005	6	$3.45	750	50	Dec 12, 2005	$4.15

Election Info Make An Election

Print Confirmation

Name: NON-ADMIN USER Employee ID: 456

Address : ADDRESS1 ADDRESS2 ADDRESS3 CITY CA

45645 USA Date : 7/26/2007 7:31:18 PM

PST

Your VeriSign, Inc. Stock Options Tender Offer election has been recorded as follows:

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve

Name: NON-ADMIN USER Employee ID: 456

Address: ADDRESS1 ADDRESS2 ADDRESS3 CITY CA Date: 7/26/2007 7:31:18 PM

45645 USA PST

Your Verisign, Inc. Stock Options Tender Offer election has been recorded as follows:

Grant Date	Option Number	Exercise Price Per Share	Total Number of Exercisable Shares	Number of Option Shares Eligible for Tender Offer Amendment	Measurement Date	Fair Market Value of VeriSign Class A Common Stock on Measurement Date	Amend Entire Eligible Portion?
Dec 10, 2003	4	$3.45	750	600	Dec 12, 2003	$4.15
Dec 10, 2004	5	$3.45	750	550	Dec 12, 2004	$4.15
Dec 10, 2005	6	$3.45	750	50	Dec 12, 2005	$4.15

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